EXECUTION COPY
CONFIDENTIAL

CME MEDIA ENTERPRISES B.V.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

PPF (CYPRUS) LTD.

CME MEDIA INVESTMENTS S.R.O.

and

PGT CORPORATION S.R.O.

_________________________________________________

TV NOVA GROUP AGREEMENT

_________________________________________________

2 May 2005

DEWEY BALLANTINE
London

CONTENTS

1	Interpretation	2

2	Warranties	7

3	The Business	8

4	Corporate Governance of the TV Nova Business	8

5	CME Ltd	12

6	Minority Rights	13

7	Restructuring of the TV Nova Group	14

8	Business Plan for the TV Nova Group	16

9	Pre-Emption Rights	16

10	Transfer of Ownership Interests	17

11	Tag Along and Drag Along Rights	20

12	Put and Call	21

13	Termination and Consequences of Termination	25

14	Status of Agreement	26

15	Performance by the CME Parties	27

16	Confidentiality	27

17	Entire Agreement	28

18	Assignments	28

19	Amendments	28

20	Variation and Waiver	29

21	Costs	29

22	No Partnership	29

23	Third Party Rights	29

24	Notices	29

25	Severance	30

26	Further Assurance	30

27	Counterparts	30

28	Governing Law and Jurisdiction	30

29	Dispute Resolution	31

30	Non-Business Days	31

31	Damages Inadequate	31

SCHEDULE 1 TV Nova Executive Committee		33

SCHEDULE 2 Procedural Rules for Executive Directors of Newco/Oldco		35

-ii-

THIS TV NOVA GROUP AGREEMENT (this "Agreement") is made by way of a deed on 2 May 2005

BETWEEN:

(1)	CME MEDIA ENTERPRISES B.V., a company organized under the laws of the Netherlands, and having its registered office at Birkstraat 89, 3768 HD Soest, the Netherlands ("CME ME");

(2)	CENTRAL EUROPEAN MEDIA ENTERPRISES LTD., a company organized under the laws of Bermuda, and having its registered office at Clarendon House, Church Street, Hamilton, HM CX Bermuda ("CME Ltd");

(3)
PPF (CYPRUS) LTD., a company organized under the laws of the Republic of Cyprus with registered number HE 92433, and having its registered office at Arch. Makariou III, 2-4, Capital Center, 9th Floor, PC 1505, Nicosia, Cyprus ("PPF");

(4)
CME MEDIA INVESTMENTS S.R.O., a limited liability company organized and existing under the laws of the Czech Republic, and registered in the Commercial Register maintained by the Municipal Court in Prague, section C, insert 106550, identification number 27235173, with its seat at Prague 5, Krizeneckeho nam. 1078/5, 152 00 Czech Republic ("Newco"); and

(5)
PGT CORPORATION S.R.O. (pending the registration of the change of the corporate name to CME Media Services s.r.o.), a limited liability company organized and existing under the laws of the Czech Republic, and registered in the Commercial Register maintained by the Municipal Court in Prague, section C, insert 95420, identification number 27088944, with its seat at Prague 1, Klimentska 46, 110 02 Czech Republic, pending the registration of the change of its seat to Prague 5, Krizeneckeho nam. 1078/5, 152 00 Czech Republic ("Oldco").

WHEREAS:

(A)	CME ME, CME Ltd. and PPF have entered into a Framework Agreement dated 13 December 2004 pursuant to which CME ME has agreed to purchase from PPF 85% of the TV Nova Group (the "Framework Agreement").

(B)
In connection with such acquisition of the TV Nova Group, PPF has acquired a 15% Newco Ownership Interest from CME Ltd and a 15% Oldco Ownership Interest from CME ME and CME Ltd has retained an 85% Newco Ownership Interest and CME ME has retained an 85% Oldco Ownership Interest.

(C)	The Parties acknowledge that during the term of this Agreement CME Ltd may transfer its 85% Newco Ownership Interest to CME ME.

(D)	Pursuant to the Framework Agreement, the Parties wish to enter into this Agreement to regulate the conduct of the TV Nova Group and Newco and Oldco.

IT IS AGREED as follows:

1	Interpretation

1.1	Capitalized terms not otherwise defined herein shall, unless the context requires otherwise, bear the meanings ascribed thereto in the Framework Agreement;

"Acquisition Notice"	has the meaning given in Clause 10.2.7;

"Antimonopoly Approval"
means (i) a final and effective decision of the Antimonopoly Office or the Foreign Antimonopoly Office, approving the concentration of the Parties within the meaning of the applicable laws, as proposed in the proceeding before the Antimonopoly Office or the Foreign Antimonopoly Office, or (ii) a decision of the Antimonopoly Office or the Foreign Antimonopoly Office that the concentration of the Parties is not subject to the Antimonopoly Office’s nor the Foreign Antimonopoly Office’s approval, as the case may be;

"Board of Directors"	means the board of directors of any entity;

"Business Plan"	has the meaning given in Clause 8.1;

"Call"	has the meaning given in Clause 12.2;

"Call Notice"	has the meaning given in Clause 12.3.2;

"Call Price"	means an amount in US$ equal to the value of:

(i) 25% of the TV Nova Value as at the Closing Commencement Date (determined pursuant to the Framework Agreement)

plus

(ii)   interest accrued at the rate of One-Month LIBOR plus 200 bps per annum on the amount set out in (i) above during the period commencing on the Closing Completion Date and ending on the Settlement Date minus

(iii) the amount of any Distributions received by PPF from the TV Nova Group during the period commencing on the Closing Completion Date and ending on the Settlement Date,

subject to adjustment pursuant to Clause 12.6;

"CME Group Transfer"	means a transfer by CME ME or CME Ltd of all or any part of its CME Nova Interest to one or more of its affiliates;

"CME Loan"	means the Indebtedness of Oldco to CME ME created pursuant to the CME Loan Agreement;

"CME Loan Agreement"	means a loan agreement dated as of the date hereof between CME ME and Oldco;

"CME ME Acquisition Notice"	has the meaning given in Clause 10.3.5;

"CME Nova Interest"	means CME ME's Oldco Ownership Interest and CME Ltd’s or CME ME’s (as the case may be) Newco Ownership Interest;

"Commercial Code"	means the commercial code of the Czech Republic as is in force from time to time;

"Distributions"	means any cash dividend to Newco or Oldco shareholders (pursuant to the Commercial Code) and any payments of principal or interest pursuant to the CME Loan Agreement;

"Drag Along Right"	has the meaning given in Clause 11.2.1;

"Executive Directors"	means in respect of any Czech limited liability company, the one or more executive directors which constitute its statutory organ;

"Exercise Notice"	means a Put Notice or a Call Notice;

"Financial Year"	means the financial year of the TV Nova Group, which shall be a 12 month period ending on December 31 of each year;

"Galaxie Sport"
means a limited liability company organized and existing under the laws of the Czech Republic, with a registered capital of CZK 105,000, that operates a sports television broadcasting business pursuant to the Galaxie Sport License;

"Galaxie Sport License"
means license File No. Ru/72/02 granted by the Media Council on March 19, 2002 and valid for a period of 12 years from March 28, 2002, under which Galaxie Sport operates the Czech television broadcasting station called "Galaxie sport";

"Independent Valuer"	has the meaning given in Clause 12.4.1;

"Initial Business Plan"	means the 2005 TV Nova Budget;

"Minority Rights"	means PPF's right to approve the matters set out in Clause 6;

"New Capital"	has the meaning given in Clause 9.1;

"Newco Ownership Interest"	means an Ownership Interest in Newco;

"Objection Notice"	has the meaning given in Clause 12.3.3;

"Oldco Ownership Interest"	means an Ownership Interest in Oldco;

"One-Month LIBOR"
means the interest rate determined by the British Bankers’ Association as the London Interbank Offered Rate for US$ for a one month period at or about 11 a.m. (London time) on the second London banking day of each month, as displayed on the relevant Bloomberg screen;

"Ownership Interests"
means the shares, participation rights or other equity ownership interest of any corporate person (including the right to receive any Distributions from time to time in relation to such Ownership Interest), and any reference to an [Entity] Ownership Interest refers to the equity ownership of the relevant entity;

"PC Disposal Notice"	means a notice delivered by CME ME to PPF following the delivery of an Exercise Notice, pursuant to which CME ME elects to sell 100% of the TV Nova Group to a third party;

"PC Purchaser"	has the meaning given in Clause 12.5.3(a);

"PPF Nova Interest"	means PPF's Newco Ownership Interest and PPF's Oldco Ownership Interest;

"PPF Transfer Notice"	has the meaning given in Clause 10.3.3;

"Pre-Emption Rights"	has the meaning given in Clause 9.1;

"Proportionate Percentage"	means at any time the percentage that is equal to such Party's [Entity] Ownership Interest as a percentage of the total issued and outstanding [Entity] Ownership Interest;

"Proposed Participation Price"	means the proposed price for the subscription for and participation in New Capital as specified by Newco or Oldco (as appropriate) in the relevant decision of the general meeting;

"Purchaser"	has the meaning given in Clause 10.2.6;

"Put"	has the meaning given in Clause 12.1;

"Put Notice"	has the meaning given in Clause 12.3.1;

"Put Price"	means an amount in US$ equal to the lesser of the value of:

(i) 15% of the value of the TV Nova Group as determined on the date of exercise of the Put pursuant to Clause 12.4; or

(ii) 15% of the TV Nova Value as at the Closing Commencement Date (determined pursuant to the Framework Agreement),

subject to adjustment pursuant to Clause 12.6;

"Settlement Date"	has the meaning given in Clause 12.5.4;

"Supervisory Board"	means the supervisory board of a limited liability company or joint stock company;

"Tag Along Notice"	has the meaning given in Clause 11.1.2;

"Transaction Memorandum"	means the agreement of even date herewith between CME ME and PPF setting out a detailed description of the steps required to give effect to the acquisition of the TV Nova Group by CME ME and CME Ltd;

"Tag Along Right"	has the meaning given in Clause 11.1.1;

"Transfer Notice"	has the meaning given in Clause 10.2.5;

"TV Nova Executive Committee"	has the meaning in Clause 4.2;

"Voting Rights"
means the voting rights of a Party in Newco or Oldco and/or any of the companies in the TV Nova Group and/or such Party's subsidiaries and/or other entities over which it exercises management control (as appropriate).

1.2	Interpretation

In construing this Agreement, unless otherwise specified:

(a)	references to Clauses and Schedules are to clauses of, and schedules to, this Agreement;

(b)
references to a "person" shall be construed so as to include any physical or legal person, firm, company or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(c)
reference to an "affiliate" of any person shall mean any "subsidiary" of that person or a "holding company" of that person or any other subsidiary of that holding company, as "subsidiary" and "holding company" are defined in Section 736 of the Companies Act 1985, provided that notwithstanding such definition, each member of the PPF Group shall be deemed an affiliate of PPF for purposes of the Transaction Documents;

(d)	a reference to any law, regulation, statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(e)
any reference to a "day" (including within the phrase "Business Day") shall mean a period of 24 hours running from midnight to midnight (except for the days of time change lasting 25 or 23 hours which days shall be 25 or 23 hours respectively);

(f)	references to time are to Central European Time;

(g)
a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Agreement) at any time;

(h)	headings, recitals and titles are for convenience only and do not affect the interpretation of this Agreement;

(i)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(j)	references to a "Party", or the "Parties" shall be to CME ME, CME Ltd, PPF, Newco and Oldco and shall be construed as to include each of their respective legal successors and permitted assignees;

(k)	"control" means the power to direct the management and policies of the entity whether through the ownership of share capital, by contract or otherwise; and

(l)	"acting in concert" means acting together pursuant to an agreement or understanding (whether formal or informal) or to be deemed to be acting in concert under applicable law.

2	Warranties

Each of the Parties warrants to each other Party that:

(a)	it has full power, authority and right to enter into and carry out its obligations hereunder;

(b)	this Agreement constitutes the valid and legally binding obligations of it; and

(c)	the entry into and performance by it of, and the completion of the transactions contemplated by, this Agreement do not and will not conflict with:

(i)	any law or regulation or judicial or other order,

(ii)	its constitutional documents; or

(iii)	any document which is binding on it or on any of its assets;

(d)	entry into this Agreement and the performance of the obligations contained herein will not require the consent or approval of any third persons; and

(e)
it is neither insolvent or unable to pay its debts as they fall due (as such expression is defined in sub-sections 1(a) to (d) (inclusive) and sub-section (2) of section 123 of the Insolvency Act 1986).

2.2	Each of the warranties set out above are deemed to be repeated by CME ME, CME Ltd and PPF upon the exercise of the Put, the Call, the Drag Along Right or the Tag Along Right.

2.3	Each of the warranties set out above, each time they are made by CME ME, CME Ltd or PPF, are "Warranties" for the purposes of the Framework Agreement.

3	The Business

3.1	The business of Newco and Oldco is to operate the TV Nova Business.

3.2	Each Party shall use its reasonable endeavors to promote and develop the TV Nova Business to the best advantage of the TV Nova Business.

3.3	CME ME undertakes to ensure that both Newco and Oldco are single purpose vehicles that shall not engage in any business other than as set out in Clause 3.1 above.

4	Corporate Governance of the TV Nova Business

4.1	General Principles

4.1.1
CME ME, CME Ltd and PPF shall be entitled to representation on the governing bodies of Newco, Oldco and the companies in the TV Nova Group as set forth in more detail in Clauses 4.3 to 4.8 below. For as long as CME Ltd holds any Newco Ownership Interest, such interest shall be represented by the representatives appointed by CME ME under this Clause 4.

4.1.2
The general principle for allocation of representation on the governing bodies of Newco, Oldco and the companies in the TV Nova Group, subject to Clause 4.8 and Clause 4.6.2, is that CME ME shall be entitled to the majority representation on each governing body and PPF shall be entitled to at least one representative on each governing body, but not more than one-third of the representation on any such governing body or in relation to any entity.

4.1.3
The Parties shall exercise all of their respective Voting Rights and powers to procure, or as appropriate procure that Newco, Oldco and / or the relevant company in the TV Nova Group procures, the matters set out in this Clause 4.

4.1.4	CME ME and PPF shall ensure that their respective nominees shall have professional experience and qualifications appropriate for their positions in Newco, Oldco or the TV Nova Group.

4.1.5
CME ME and PPF may at any time replace any of their respective nominees appointed pursuant to this Clause 4 and the Parties shall exercise their respective Voting Rights and powers to procure that any nominees who are being replaced are removed from and the replacement nominees are appointed as Executive Directors (or to the Boards of Directors if appropriate) or to the Supervisory Board, as the case may be, of the relevant entity as soon as is practicable.

4.1.6
CME ME shall procure that any CME ME appointees shall resign immediately upon CME ME ceasing to have any CME Nova Interest. PPF shall procure that any PPF appointees shall resign immediately upon PPF ceasing to have any PPF Nova Interest.

4.1.7
None of the Executive Directors (or members of the Boards of Directors if appropriate) or members of the Supervisory Board of Newco, Oldco or any other TV Nova Group company shall be remunerated for his time spent on Newco, Oldco or TV Nova Group business, save for reasonable out-of-pocket expenses incurred wholly for the purpose of acting as a director or supervisory board member of Newco, Oldco or another TV Nova Group company, except as may otherwise be agreed by CME ME and PPF with respect to any directors of CET 21, CP 2000 and MAG MEDIA that also provide full-time management for such companies.

4.1.8
Meetings of the Executive Directors (or the Boards of Directors if appropriate) or the Supervisory Boards of each of Newco, Oldco and the TV Nova Group companies set forth in Clauses 4.3 to 4.7 shall be held at least quarterly and shall, unless all directors or, as the case may be, supervisory board members consent otherwise, be convened on not less than five Business Days’ notice accompanied by an agenda and, to the extent practical, any supporting documentation.

4.1.9
Except as provided in the procedural rules for the Executive Directors of Newco and Oldco in Schedule 2 hereto, the quorum for a meeting of the Executive Directors (or the Board of Directors if appropriate) or the Supervisory Boards of each of Newco, Oldco and the TV Nova Group companies set forth in Clauses 4.3 to 4.7 shall be 2 directors or, as the case may be, supervisory board members, being at least 1 CME ME appointed director or supervisory board member and 1 PPF appointed director or supervisory board member.

4.1.10
Except as provided in Clause 6, or as required pursuant to applicable law, all decisions of the Executive Directors (or the Board of Directors if appropriate) or Supervisory Boards of each of Newco, Oldco and the TV Nova Group companies shall be taken by simple majority vote.

4.1.11
Procedural rules for the Executive Directors of Newco and Oldco are set forth in detail in Schedule 2 hereto. CME ME and PPF shall procure that their respective Executive Directors shall conduct their activities in accordance with such rules.

4.2	TV Nova Executive Committee

As soon as practicable after the date hereof CME ME and PPF shall form and operate a committee of the shareholders of the TV Nova Group in accordance with the provisions set out in Schedule 1 for the purposes of coordinating the affairs of the TV Nova Group (the "TV Nova Executive Committee").

4.3	Newco

(a)	Newco shall have 3 Executive Directors.

(b)	CME ME shall have the right to nominate in writing and be represented by 2 of Newco's Executive Directors.

(c)	PPF shall have the right to nominate in writing and be represented by 1 of Newco's Executive Directors.

(d)	The Parties shall procure that CME ME's and PPF's respective nominees are promptly appointed as Executive Directors of Newco.

4.4	Oldco

(a)	Oldco shall have 3 Executive Directors.

(b)	CME ME shall have the right to nominate in writing and be represented by 2 of Oldco's Executive Directors.

(c)	PPF shall have the right to nominate in writing and be represented by 1 of Oldco's Executive Directors.

(d)	The Parties shall procure that CME ME's and PPF's respective nominees are promptly appointed as Executive Directors of Oldco.

4.5	Vilja

4.5.1	Board of Directors

(a)	The Board of Directors of Vilja shall consist of 3 directors.

(b)	CME ME shall have the right to nominate in writing and be represented by 2 directors on Vilja's Board of Directors.

(c)	PPF shall have the right to nominate in writing and be represented by 1 director on Vilja's Board of Directors.

(d)	CME ME and PPF shall procure that CME ME's and PPF's respective nominees are promptly appointed to Vilja's Board of Directors.

4.5.2	Supervisory Board

(a)	The Supervisory Board of Vilja shall consist of 3 members.

(b)	CME ME shall have the right to nominate in writing and be represented by at least 2 members of Vilja's Supervisory Board.

(c)	PPF shall have the right to nominate in writing and be represented by 1 member of Vilja's Supervisory Board.

(d)	The Parties shall procure that CME ME's and PPF's respective nominees are promptly appointed to Vilja’s Supervisory Board.

4.6	CP 2000

4.6.1	Board of Directors

(a)	The Board of Directors of CP 2000 shall consist of 3 directors.

(b)	CME ME shall have the right to nominate in writing and be represented by 2 directors on CP 2000's Board of Directors.

(c)	PPF shall have the right to nominate in writing and be represented by 1 director on CP 2000's Board of Directors.

(d)	The Parties shall procure that CME ME's and PPF's respective nominees are promptly appointed to CP 2000's Board of Directors.

4.6.2	Supervisory Board

(a)	The Supervisory Board of CP 2000 shall consist of at least 3 members.

(b)	CME ME shall have the right to nominate in writing and be represented by at least 2 members of CP 2000's Supervisory Board.

(c)	The third member of the Supervisory Board shall be elected by the employees of CP 2000 in accordance with the Commercial Code.

(d)	The Parties shall procure that CME ME's nominees are promptly appointed to CP 2000's Supervisory Board.

4.7	CET 21

4.7.1	Executive Directors

(a)	CET 21 shall have 3 Executive Directors.

(b)	CME ME shall have the right to nominate in writing and be represented by at least 2 of CET 21's Executive Directors.

(c)	PPF shall have the right to nominate in writing and be represented by 1 of CET 21's Executive Directors.

(d)	The Parties shall procure that CME ME's and PPF's respective nominees are promptly appointed as Executive Directors of CET 21.

4.7.2	Chief Executive Officer

The initial Chief Executive Officer of CET 21 shall be Petr Dvorak. Subject to termination for cause, the initial term of appointment shall be one year from the date of this Agreement.

4.8	Other TV Nova Group Companies

CME ME shall have the right to appoint the governing bodies of all other companies in the TV Nova Group not specified in Clauses 4.3 to 4.7, provided however that if any other companies are established as part of the TV Nova Group which are as material to the TV Nova Business as any of the companies listed in Clauses 4.3 to 4.7, the provisions of Clause 4.1.2 shall apply to such companies.

5	CME Ltd

5.1
If, at any time after the Closing Completion Date, PPF delivers to CME ME a notice requesting the appointment of Petr Kellner to CME Ltd's Board of Directors, together with a duly completed CME Director Questionnaire which is acceptable to CME Ltd, CME ME shall procure that Petr Kellner is appointed to CME Ltd's Board of Directors as a non-executive director with the same rights as other non-executive directors on the CME Ltd Board of Directors, with no obligations to CME Ltd other than those (a) imposed by the laws of the United States of America and Bermuda and (b) specifically agreed in writing by Petr Kellner and CME Ltd. PPF acknowledges that it shall only be entitled to make one request to CME Ltd with respect to Petr Kellner's appointment, provided however that in the event that Petr Kellner does not qualify as an independent director under the NASDAQ Marketplace Rules, such request and appointment may be deferred until such time as CME Ltd is able to accept another non-independent director in compliance with the relevant composition requirements for a Board of Directors under the NASDAQ Marketplace Rules.

5.2
During the period following the Closing Commencement Date, but prior to any appointment of Petr Kellner to the Board of Directors of CME Ltd or in the period after Petr Kellner has resigned such appointment, CME ME shall procure that Petr Kellner shall have the right to, or to have his designee (provided that such designee shall not be involved in the management of the TV Nova Business), attend any or all meetings of CME Ltd's Board of Directors and its audit committee as an observer (except to the extent that such attendance is prohibited by law, advised against by any counsel of CME Ltd, or objected to by any member of the Board of Directors of CME Ltd on the grounds that it is inconsistent with such director's ability to exercise his fiduciary duties).

5.3
The right of appointment to or to attend meetings of the Board of Directors of CME Ltd shall terminate upon the date on which PPF (together with its affiliates) own in aggregate less than 5% of the outstanding CME Shares, unless the Board of Directors of CME Ltd (excluding the vote of Petr Kellner) elects to extend such right for a longer period of time.

6	Minority Rights

6.1
CME ME, CME Ltd and PPF have agreed that PPF shall be entitled to have and to exercise certain minority rights with respect to the PPF Nova Interest and its indirect interest in the TV Nova Group, as set forth in Clauses 6.2 and 6.3 below.

6.2
Newco and Oldco each undertakes that it shall not, and CME ME, CME Ltd and PPF shall procure by the exercise of their Voting Rights that each of Newco and Oldco shall not, without the prior written consent of PPF, except in connection with the Transaction Memorandum:

(a)
vary in any respect its memorandum or articles of association or the rights attaching to any of its Ownership Interests or waive any provision in any of the same or adopt or pass any resolutions inconsistent with the same or this Agreement;

(b)	pass any resolution for its winding up or present any petition for its administration (or equivalent procedure according to the laws of any relevant jurisdiction);

(c)	amalgamate or merge with any other company or business undertaking;

(d)	demerge, reorganize or divide into different entities or otherwise change its legal form;

(e)
increase the amount of its authorized or issued share capital, issue shares or grant any option or other interest (in the form of convertible securities or in any other form) over or in its share capital or allow any of its share capital to be subscribed for if payment therefor is non-monetary or in the form of an in-kind contribution;

(f)	decrease or effect any repurchase of shares or reduction or cancellation of the amount of its authorized or issued share capital or purchase or redeem any of its own shares;

(g)	effect any reorganization of its share capital other than as set out in (e) and (f) above;

(h)	set-off any of its monetary receivables against receivables related to the repayment of investment into its registered capital;

(i)
enter into any control agreement, transfer of profit agreement, silent partnership agreement or agreement or arrangements (whether or not recorded in writing) effecting a substantially similar purpose or amend any such agreement;

(j)	transfer or otherwise dispose of any substantial part of its assets to any of its shareholders pursuant to the procedure analogous to a squeeze-out as set out in §220(p) of the Commercial Code;

(k)	enter into any arrangement, contract or transaction with any related party other than on arm's length terms;

(l)
in any single transaction or series of related transactions over a period of 12 months or less, (1) purchase or otherwise acquire, or make any investments in, any assets or any interests therein outside the Television Business in the Czech Republic, (2) sell, transfer or otherwise dispose of any investments in any assets or any interests therein outside the Television Business in the Czech Republic, or (3) sell, transfer or otherwise dispose of any assets or any interests therein of the TV Nova Group, in each case where such acquisition, disposal or investment has a value greater than 20% of the asset value of the TV Nova Group; or

(m)	incur any Indebtedness in connection with any acquisition, disposal or investment pursuant to (l) above.

6.3	CME ME, CME Ltd and PPF undertake and shall procure by the exercise of their Voting Rights that the foregoing minority rights of PPF shall apply to each of the companies in the TV Nova Group.

7	Restructuring of the TV Nova Group

7.1	The Parties agree that the TV Nova Group shall be restructured in accordance with the Transaction Memorandum.

7.2
CME ME, CME Ltd and PPF each undertake to use its best endeavors (including the exercise of its Voting Rights) to support and facilitate the achievement of the restructuring of the TV Nova Group pursuant to the Transaction Memorandum (including any alteration to the corporate form of Newco or Oldco (as appropriate)) and shall procure that their affiliates support and facilitate such restructuring.

7.3	PPF undertakes to use its best endeavors to procure that, if possible, all of the personnel of AQS designated by CME ME become employees of CET 21 as soon as practicable.

7.4
PPF undertakes to procure (including by the exercise of its Voting Rights) that upon approval of the Media Council of the transfer by CEDC of its 1.25% Ownership Interest to PPF, such 1.25% CET 21 Ownership Interest is transferred by PPF to Vilja immediately upon receipt of the approval of the Media Council for such transfer. For the period commencing on the date hereof and up to and including the date upon which the 1.25% CET 21 Ownership Interest is fully and irrevocably transferred to Vilja, PPF shall pay to CME ME an amount equal to 85% of the distributions received by CEDC on behalf of PPF or directly by PPF (as the case may be) from the 1.25% CET 21 Ownership Interest, within 5 Business Days of receipt by CEDC or PPF of such distribution.

7.5
CME ME and PPF acknowledge that the acquisition of Galaxie Sport, the holder of the Galaxie Sport License, is in their joint interest. After the Closing Completion Date, CME ME shall undertake a due diligence review of Galaxie Sport. If CME ME’s review and evaluation of the acquisition of Galaxie Sport gives CME ME reasonable satisfaction regarding the legal and financial condition of Galaxie Sport, then following such review and evaluation, CME ME and PPF shall cause CP 2000 or another entity in the TV Nova Group to prepare and submit requests for Antimonopoly Approval and notice to the Media Council for the acquisition of a 100% Ownership Interest in Galaxie Sport. PPF undertakes to procure that upon receipt by the TV Nova Group of Antimonopoly Approval and proper notice to the Media Council for the acquisition of Galaxie Sport, a 100% Ownership Interest in Galaxie Sport, which represents the portion of the votes in the General Meeting equal to 100%, will be transferred on arm’s length terms to CP 2000 or another entity in the TV Nova Group, free from all liens, charges, equities, encumbrances, pre-emption rights, rights of first refusal and other rights exercisable by third parties; provided, however, that the purchase price payable by CP 2000 (or any other entity in the TV Nova Group) shall not be more than CZK 120,000,000 on a debt-free basis, and provided further that if CME ME has not finalized its due diligence review of Galaxie Sport and confirmed to PPF that it desires to have the TV Nova Group acquire Galaxie Sport by November 30, 2005, PPF shall not be obligated to procure the acquisition and transfer of the 100% Galaxie Sport Ownership Interest. The transfer agreements for the Galaxie Sport Ownership Interest shall include appropriate warranties and undertakings by the transferors comparable to the warranties and relevant undertakings in the Framework Agreement, and other customary conditions and terms. CME ME undertakes to cause CP 2000 (or such other entity in the TV Nova Group that has been designated as the intended purchaser of Galaxie Sport) to negotiate and agree the terms of the transfer agreement within 30 days after PPF informs CME ME that it has reached a preliminary agreement with the sellers as to the purchase price for the 100% Galaxie Sport Ownership Interest within the limits specified above. In consideration of such transfer, CME ME shall pay to PPF, upon completion of such transfer, an amount equal to 25% of the purchase price paid by CP 2000 (or another entity in the TV Nova Group) for the 100% Ownership Interest in Galaxie Sport.

7.6	PPF undertakes that for the purposes of Clause 6 (Minority Rights) it shall consent to:

(a)	any merger or amalgamation of CP 2000 and any of CP 2000’s direct or indirect subsidiaries with Oldco,

(b)	any acquisition by Oldco of all of the assets of CP 2000 or all of the assets of any of CP 2000’s direct or indirect subsidiaries,

(c)	the conversion of Newco and/or Oldco (as appropriate) from a Czech joint stock company to a Czech limited liability company or vice versa,

(d)	the merger of Oldco and Newco,

(e)	the matters set out in Clauses 7.3 to 7.5 above; and

(f)	the matters set out in the Transaction Memorandum including an increase in the registered share capital by Newco as contemplated therein.

7.7
Notwithstanding any other provision of this Agreement or the Transaction Memorandum, completion of the matters set out in the Transaction Memorandum including an increase in the registered share capital of Newco as contemplated therein shall not affect the Parties' proportionate Ownership Interests in Newco and Oldco as at the date of this Agreement, which are described in Recital (B).

8	Business Plan for the TV Nova Group

8.1
CME ME, CME Ltd and PPF shall exercise their respective Voting Rights to procure that prior to the end of each Financial Year, the Executive Directors of Newco and Oldco shall prepare and approve a business plan for the TV Nova Group for the next Financial Year (the "Business Plan"), which shall include, in particular, the following:

(a)	a cashflow statement giving:

(i)	an estimate of the working capital requirements; and

(ii)	a recommendation for the necessary retention of profits of the previous Financial Year to satisfy such working capital requirements;

(b)	a projected profit and loss account;

(c)	an operating budget and balance sheet forecast;

(d)	a management report giving business objectives for the year; and

(e)
a financial report which shall include an analysis of the results of TV Nova Group for the previous Financial Year compared with the Business Plan for that year, identifying variations in sales revenues, costs and other material items.

9	Pre-Emption Rights

9.1
If Newco or Oldco (as appropriate) decides to increase its registered share capital (the "New Capital") other than as contemplated pursuant to the Transaction Memorandum, each holder of a Newco Ownership Interest or an Oldco Ownership Interest (as appropriate) shall have the obligation to subscribe for up to its Proportionate Percentage of the New Capital at the Proposed Participation Price and upon the terms and conditions set forth in the resolution of the general meeting of Newco or Oldco (as appropriate) (the "Pre-Emption Rights").

9.2
The failure of a Party to take up its Proportionate Percentage of New Capital as required pursuant to Clause 9.1 within the period specified in the resolution of the general meeting shall be deemed to be a breach of this Agreement. If a Party does not exercise its Pre-Emption Right regarding any such New Capital upon the terms and conditions set forth in the resolution of the general meeting of Newco or Oldco (as appropriate), all other Parties may assume, on a pro rata basis, the commitment to subscribe for and pay up the Proportionate Percentage of the New Capital of the breaching Party and the amount of the Parties’ Ownership Interests shall be adjusted on a pro rata basis in accordance with the amount of any unexercised portion of the Pre-Emption Rights so assumed and paid up by the other Parties and the amount of the Parties’ Ownership Interests.

9.3
The completion of the subscription and payment of the New Capital by the relevant Parties under this Clause 9 shall take place as determined and upon the terms and conditions set forth in the resolution of the general meeting of Newco and Oldco (as appropriate).

9.4	All of the Parties to the transaction shall execute such documents and take such actions as are otherwise necessary or appropriate.

9.5
If Newco or Oldco is converted from a Czech limited liability company to a Czech joint stock company, the Parties shall adopt the procedures in connection with any increase of the registered capital similarly with whatever modification is necessary to give effect to the commercial intention of the Parties.

10	Transfer of Ownership Interests

10.1	CME Ltd Transfers

Notwithstanding the provisions of Clause 10.2, CME Ltd may transfer its Newco Ownership Interest, directly or indirectly, to CME ME as contemplated by the Transaction Memorandum without any restrictions.

10.2	CME Parties Transfers

10.2.1
Subject to the provisions of this Clause 10.2, the CME Parties may sell, transfer, grant any security interest over, or otherwise dispose of all of the CME Nova Interest to any person at any time after the first anniversary of the date of this Agreement; provided, however, that the CME Parties may prior to such date grant a security interest over all of the CME Nova Interest to a non-affiliated financial institution for purposes of securing financing in order to acquire the CME Nova Interest or, in the event of the exercise of the Call or the Put, the PPF Nova Interest; provided, further, that such security interest or the enforcement thereof shall not undermine or frustrate PPF’s rights under this Agreement, and PPF agrees to reasonably cooperate with the CME Parties and their lenders to permit the granting of such security interest in a manner consistent with this clause.

10.2.2
CME ME may transfer all or part of its Oldco Ownership Interest and CME Ltd or, as the case may be, CME ME, may transfer all or part of its Newco Ownership Interest pursuant to a CME Group Transfer (provided that (i) if the relevant CME Group Transfer relates to only part of CME ME's Oldco Ownership Interest and/or only part of CME Ltd's or, as the case may be, CME ME’s Newco Ownership Interest, CME ME and/or CME Ltd (as appropriate) and their transferee(s) shall together be bound by the terms of this Agreement, (ii) if the relevant CME Group Transfer relates to all of the CME Nova Interest the transferee shall be bound by the terms of this Agreement in place of CME ME and/or CME Ltd (as appropriate) and (iii) irrespective of whether the CME Group Transfer is a whole or a partial transfer of the CME Nova Interest, CME ME and/or CME Ltd (as appropriate) undertake to ensure that the relevant transferee can satisfy its obligations and liabilities pursuant to this Agreement).

10.2.3
CME ME and CME Ltd may transfer all of the CME Nova Interest pursuant to a PC Disposal Notice (as provided in Clause 12.5.3), or all of the CME Nova Interest otherwise only in accordance with the following provisions of this Clause.

10.2.4
If at any time the CME Parties sell, transfer, grant security over, or otherwise dispose of any part of the CME Nova Interest (other than pursuant to a CME Group Transfer), such part must constitute equal pro rata proportions of CME Ltd's Newco Ownership Interest and CME ME's Oldco Ownership Interest and such Newco Ownership Interest and Oldco Ownership Interest shall be sold, transferred or disposed of to one and the same Purchaser.

10.2.5
If the CME Parties wish to sell, transfer or otherwise dispose of all of the CME Nova Interest other than pursuant to a CME Group Transfer or a PC Disposal Notice, they shall give notice to PPF of such intention (a "Transfer Notice").

10.2.6	A Transfer Notice shall specify

(a)	the identity of the purchaser (the "Purchaser");

(b)	the full terms and conditions of such transfer (direct and indirect);

(c)	the price to be paid for the CME Nova Interest; and

(d)
a statement of whether the Purchaser would be interested to acquire 100% of the TV Nova Group and a statement, subject to PPF's Tag Along Right, as to whether the CME Parties intend to exercise their Drag Along Right.

10.2.7	Upon receipt of a Transfer Notice, PPF shall have 20 Business Days to give written notice to the CME Parties of PPF’s intention to acquire the CME Nova Interest (an "Acquisition Notice").

10.2.8
If PPF delivers an Acquisition Notice to the CME Parties, the CME Parties and PPF shall within 20 Business Days from the receipt by the CME Parties of the Acquisition Notice proceed with the sale and purchase of the CME Nova Interest on the terms set forth in the Transfer Notice, substituting PPF for the Purchaser.

10.2.9
If no Acquisition Notice is delivered and subject to due observance of Clause 11.1, the CME Parties may transfer the CME Nova Interest to the Purchaser identified in the Transfer Notice on the terms set forth therein and at a price not less than set forth therein.

10.2.10
Any sale, transfer or other disposal by a CME Party of all or part of its Oldco Ownership Interest, other than pursuant to a CME Group Transfer, shall include a sale, transfer or disposal (as appropriate) of all or part (as applicable) of the CME Loan.

10.3	PPF Transfers

10.3.1
Subject to the provisions of Clauses 11 and 12, PPF may not sell, transfer, grant any security interest over, or otherwise dispose of all or any part of the PPF Nova Interest at any time prior to the first anniversary hereof.

10.3.2	If at any time permitted under this Agreement PPF sells, transfers, grants security over, or otherwise disposes of its PPF Nova Interest, it may only do so in respect of 100% of its PPF Nova Interest.

10.3.3
If PPF wishes to sell, transfer or otherwise dispose of its PPF Nova Interest as permitted under this Agreement, it shall give notice to the CME Parties of such intention (a "PPF Transfer Notice"), provided that PPF may only deliver a PPF Transfer Notice if the Purchaser to be identified therein is a bona fide third party purchaser not affiliated in any way with the PPF Group.

10.3.4	A PPF Transfer Notice shall specify

(a)	the identity of the Purchaser;

(b)	the full terms and conditions of such transfer (direct and indirect);

(c)	the price to be paid for the PPF Nova Interest; and

(d)	a statement of whether the Purchaser would be interested to acquire 100% of the TV Nova Group.

10.3.5
Upon receipt of a PPF Transfer Notice, the CME Parties shall have 20 Business Days to give written notice to PPF of the CME Parties' intention to acquire the PPF Nova Interest described in the PPF Transfer Notice (a "CME ME Acquisition Notice") or to acquire the PPF Nova Interest pursuant to the Call by giving PPF a Call Notice.

10.3.6
If the CME Parties deliver a CME ME Acquisition Notice to PPF, then the CME Parties and PPF shall within 20 Business Days from the receipt by PPF of the CME ME Acquisition Notice proceed with the sale and purchase of the PPF Nova Interest on the terms set forth in the PPF Transfer Notice, substituting the CME Parties for the Purchaser.

10.3.7
If no CME ME Acquisition Notice is delivered, and no Call Notice is delivered, PPF may transfer the PPF Nova Interest to the Purchaser identified in the PPF Transfer Notice on the terms set forth therein and at a price not less than set forth therein.

11	Tag Along and Drag Along Rights

11.1	Tag Along Rights

11.1.1
If the CME Parties gives a Transfer Notice to PPF pursuant to Clause 10.2.5 and pursuant to such Transfer Notice the CME Parties have agreed to sell 100% of the CME Nova Interest to a Purchaser, PPF shall have the right to sell 100% of the PPF Nova Interest to the Purchaser on the terms and conditions specified in the Transfer Notice (the "Tag Along Right").

11.1.2
If PPF does not elect to send an Acquisition Notice pursuant to Clause 10.2.7, and if the conditions set forth in Clause 11.1.1 for the Tag Along Right have been met, PPF shall have the right to give written notice to the CME Parties stating the exercise of its Tag Along Right (a "Tag Along Notice") within 20 Business Days of the receipt of the Transfer Notice.

11.1.3
By delivery of a Tag Along Notice, PPF agrees to sell the PPF Nova Interest on the terms and conditions in the Transfer Notice. Once delivered, such Tag Along Notice shall be irrevocable and PPF shall be obligated to deliver the PPF Nova Interest for sale to the Purchaser.

11.2	Drag Along Rights

11.2.1
If PPF does not elect to send an Acquisition Notice pursuant to Clause 10.2.7, and if the Purchaser wishes to purchase 100% of the TV Nova Group, and if PPF has not elected to exercise its Tag Along Right, the CME Parties may require PPF to sell 100% of the PPF Nova Interest at such price and on such terms and conditions as specified in the Transfer Notice (the "Drag Along Right").

11.2.2
The CME Parties shall exercise their Drag Along Right by specifying such an election in the Transfer Notice. An election to exercise the Drag Along Right shall be irrevocable and PPF shall be obligated to deliver its PPF Nova Interest for sale to the Purchaser.

11.3	Waiver of Drag Along Right and Tag Along Right

Upon the delivery by either PPF or the CME Parties of an Exercise Notice, PPF shall be deemed to waive its Tag Along Right and the CME Parties shall be deemed to waive their Drag Along Right.

12	Put and Call

12.1	Put

At any time from and including the date which is one year after the Closing Completion Date, PPF shall, subject to the provisions of this Clause 12, have the irrevocable and unconditional right to cause the CME Parties to purchase the PPF Nova Interest at the Put Price (the "Put").

12.2	Call

At any time from and including the Closing Completion Date, the CME Parties shall, subject to the provisions of this Clause 12, have the irrevocable and unconditional right to cause PPF to sell to the CME Parties the PPF Nova Interest at the Call Price (the "Call").

12.3	Exercise of Put or Call

12.3.1	PPF shall exercise the Put by giving written notice (a "Put Notice") of its exercise to the CME Parties.

12.3.2	The CME Parties shall exercise the Call by giving written notice (a "Call Notice") of its exercise to PPF.

12.3.3
If the CME Parties receive a Put Notice from PPF, the CME Parties shall give written notice (an "Objection Notice") to PPF within 5 Business Days of the receipt of such notice of any objections to the exercise of the Put, provided that the CME Parties may only object to the exercise of the Put on the grounds that the right and title to the PPF Nova Interest is encumbered.

12.3.4	If PPF receives an Objection Notice and such Objection Notice contains valid grounds for objection it shall not be entitled to exercise the Put.

12.3.5
If the grounds for objection specified in the Objection Notice are capable of remedy, PPF shall remedy any such grounds for objection as soon as practicable. If, following such a remedy, it wishes to exercise the Put, PPF shall recommence the process outlined in this Clause 12.3.

12.4	Valuation

12.4.1
Promptly following delivery of a Put Notice and provided that no Objection Notice has been served, the CME Parties and PPF shall attempt to agree on the exercise price for the Put. If the CME Parties and PPF are not able to reach agreement within 20 Business Days following delivery of a Put Notice, the CME Parties and PPF shall agree on the appointment of an independent investment bank of recognized international standing with experience in valuing broadcasting assets for the purposes of determining the value of the TV Nova Group, pursuant to the provisions of this Agreement (the "Independent Valuer").

12.4.2	The costs incurred in connection with the Independent Valuer conducting the valuation pursuant to this Clause 12.4 shall be borne 50% by the CME Parties and 50% by PPF.

12.4.3
The Independent Valuer shall be required to deliver its valuation of the TV Nova Group within 30 Business Days of its appointment and receipt by it of all the information relevant to such valuation from the CME Parties or PPF. The valuation of the Independent Valuer shall, absent of any manifest error, be final and binding on the Parties.

12.4.4	The Independent Valuer shall conduct the valuation by determining the market value of the equity interest in the TV Nova Group

(i)	as on an arm's length sale between a willing seller and a willing buyer,

(ii)	disregarding the fact that PPF has a minority interest and minority rights,

(iii)
disregarding the effect on value of any pledge of the TV Nova Group's assets for the benefit of any non-TV Nova Group business if any such pledge has been created without the prior approval of PPF, and

(iv)	with explicit regard for the legal and other risks inherent in the TV Nova Business at such time.

12.5	Completion of Transfer of the PPF Nova Interest

12.5.1	Completion pursuant to the exercise of:

(a)	the Call shall take place within 180 days of receipt by PPF of the Call Notice; and

(b)
the Put shall take place within 180 days of the later of (i) agreement on the exercise price for the Put pursuant to Clause 12.4.1 or (ii) receipt by the Parties of the valuation of the TV Nova Group pursuant to Clause 12.4.3, provided that in either case if completion is to take place pursuant to a PC Disposal Notice it may be delayed at the CME Parties’ option by 30 Business Days.

12.5.2
Within 90 Business Days of the delivery of the Call Notice, the agreement on the exercise price for the Put pursuant to Clause 12.4.1 or the determination of the TV Nova Group valuation by the Independent Valuer pursuant to Clause 12.4 (as the case may be) the CME Parties shall:

(a)	inform PPF that they shall pay the Put Price or the Call Price (both as adjusted pursuant to Clause 12.6) in immediately available funds on completion; or

(b)	deliver a PC Disposal Notice to PPF.

12.5.3	If the CME Parties delivers a PC Disposal Notice to PPF:

(a)
the PPF Nova Interest shall be transferred directly to the purchaser specified in such notice (the "PC Purchaser") on identical terms and conditions as it would have been transferred to the CME Parties pursuant to the exercise of the Put or the Call,

(b)
the CME Parties shall undertake to procure that the PC Purchaser shall make payment of the Put Price or the Call Price (both as adjusted pursuant to Clause 12.6) directly to PPF in lieu of payment by the CME Parties; and

(c)	the CME Parties shall undertake to make payment to PPF if the PC Purchaser fails to make payment or pays less than the Put Price or the Call Price (both as adjusted pursuant to Clause 12.6).

12.5.4	Subject to Clause 12.5.1 above, completion of the transfer of the PPF Nova Interest shall take place on the later to occur of:

(a)	the completion of the transfer to the CME Parties or the PC Purchaser (as the case may be) of PPF's Newco Ownership Interest; and

(b)	the completion of the transfer to the CME Parties or the PC Purchaser (as the case may be) of PPF's Oldco Ownership Interest,

and such date shall be the settlement date (the "Settlement Date").

12.5.5
Upon the Settlement Date the CME Parties or the PC Purchaser (as the case may be) shall pay the Put Price or the Call Price (as adjusted in accordance with this Clause 12) to PPF and such payment shall be made by transfer of immediately available funds.

12.5.6	At least 15 Business Days prior to the Settlement Date, the CME Parties shall deliver a notice to PPF which:

(a)	confirms the amount to be paid,

(b)	the basis of such calculation,

(c)	confirms that such payment shall be made in immediately available funds on the Settlement Date; and

(d)	requests account details for payment.

12.5.7
The transfer of the PPF Nova Interest to the CME Parties or the PC Purchaser (as the case may be) shall be executed through the means of definitive transfer agreements and such other documentation as may be required, subject only to basic warranties as to and liability for corporate authority, ownership, title and right to sell, and otherwise on an "as is" basis, subject only to applicable regulatory approvals. The form of transfer agreement shall, to the extent possible and subject to agreement of any PC Purchaser, be substantially similar to the form of transfer agreement annexed to the Framework Agreement.

12.5.8
The rights and title to PPF's Newco Ownership Interest and PPF's Oldco Ownership Interest shall transfer immediately upon due execution of the relevant transfer agreement and related documentation and full payment being made pursuant to the relevant transfer agreement.

12.5.9	The CME Parties and PPF shall cause Newco and Oldco to make any required filing or registration related to any transfer.

12.6	Adjustments

12.6.1
If at the time PPF exercises the Put or the CME Parties exercise the Call or at any time thereafter until the relevant Settlement Date, either CME ME or CME Ltd has any outstanding Claim against PPF for any Losses, the CME Parties shall be entitled to withhold from the amount payable to PPF pursuant to Clause 12.1 or Clause 12.2 on the Settlement Date the amount of such Losses claimed by such party, and the CME Parties shall forthwith pay the withheld amount into an Escrow Account, pursuant to an Escrow Agreement among the Escrow Bank, the CME Parties and PPF based on the Escrow Bank’s standard form of agreement. All costs related to the Escrow Account shall be shared equally by PPF and the CME Parties. Upon (i) PPF or an affiliate providing adequate security of the type specified in the Guarantee in the full amount of such Losses, PPF shall be entitled to receive the sums in the Escrow Account or (ii) a final determination (whether by agreement of PPF and the CME Parties or completion of the appropriate procedures specified in the Framework Agreement or other relevant Transaction Document) that (a) the CME Parties are entitled to recover such Losses, the CME Parties shall be entitled to receive the sums in the Escrow Account up to the amount of the Losses finally determined, with PPF being entitled to receive the remainder, if any, of the sums in the Escrow Account, or (b) the CME Parties are not entitled to recover such Losses, PPF shall be entitled to receive the sums in the Escrow Account.

12.7	PPF Waiver

If, during the period commencing on the day after the first anniversary hereof and up to and including the day falling on the third anniversary hereof, the CME Parties make any disposal to a PC Purchaser pursuant to Clause 12.5, the CME Parties shall include in the sale or transfer agreement with the PC Purchaser a provision that specifies that the PC Purchaser shall have no recourse against any officer, director or shareholder of PPF or any member of the PPF Group, or any person that holds an executive or management position in Newco, Oldco or any of the companies in the TV Nova Group as a PPF appointee or representative pursuant to Clause 4; provided, however, that nothing herein shall extinguish or adversely affect the CME Parties' rights under the Framework Agreement to be indemnified by PPF, including if any CME Protected Party incurs any loss as a result of a claim by the PC Purchaser for which such CME Protected Party is entitled to recover from PPF pursuant to an Indemnity Claim.

12.8	Tax/Accounting Treatment

The Parties agree that if they determine that the transfer and payment arrangements described herein are not structured properly to optimize the tax and accounting treatment intended by the Parties, they shall cooperate in good faith to agree on and implement an alternative structure or make any appropriate changes to the existing structure. All such changes shall in all material respects result in maintaining the same balance of commercial and economic interests of the Parties as existed before making any such changes.

12.9	Extinguishing of Put and Call Rights

The CME Parties shall not exercise the Call and PPF shall not exercise the Put at any time after the service of a Transfer Notice.

12.10	Resale Protection

12.10.1
PPF and the CME Parties agree that if the CME Parties exercise the Call and CME ME, CME Ltd or one of their affiliates sells 15% or more of the Newco Ownership Interest and the Oldco Ownership Interest to a third party within the 6 month period commencing on the date of the Call Notice for a price which is higher than the Call Price actually paid to PPF, the CME Parties shall pay to PPF such excess amount net of any costs within 30 Business Days of the completion of such subsequent sale.

12.10.2
PPF and the CME Parties agree that if PPF gives an Acquisition Notice pursuant to Clause 10.2.8 and PPF or one of its affiliates sells 85% or more of the Newco Ownership Interest and the Oldco Ownership Interest to a third party within the 6 month period commencing on the date of the Acquisition Notice for a price which is higher than the acquisition price of the CME Nova Interest, PPF shall pay to the CME Parties such excess amount net of any costs within 30 Business Days of the completion of such subsequent sale.

13	Termination and Consequences of Termination

13.1	Except for the provisions which this Clause 13 states shall continue in full force after termination, this Agreement shall terminate:

(a)	when either CME Ltd or CME ME (or their affiliates) cease to hold any CME Nova Interest (other than pursuant to a CME Group Transfer) or PPF ceases to hold any PPF Nova Interest;

(b)
upon the liquidation, administration, entry into receivership of CME ME, CME Ltd or PPF, except if this Agreement has been assigned by CME ME, CME Ltd or PPF pursuant to Clause 18 or by operation of law;

(c)
when a resolution is passed by shareholders or creditors or an order made by a court or other competent body or person instituting a process that shall lead to Newco or Oldco being wound up and its assets being distributed among Newco's or Oldco's creditors, shareholders or other contributors; or

(d)	when either CME ME, CME Ltd or PPF commits a material breach of this Agreement, which remains unremedied 60 days after a request by the appropriate non-breaching Party to remedy the same.

13.2	Termination of this Agreement shall not affect the rights and remedies of any Party arising prior to or as a consequence of termination pursuant to law and this Agreement.

13.3
Clause 5 shall survive termination of this Agreement to the extent and in accordance with the provisions set out in Clause 5.3 and Clauses 16, 24, 28 and 29 shall survive termination of this Agreement.

13.4	Upon the transfer by CME Ltd of its Newco Ownership Interest as contemplated in the Transaction Memorandum:

(a)	CME Ltd shall cease to be a Party to this Agreement and with due regard to Clauses 13.2 and 13.3 its rights and obligations hereunder shall terminate; and

(b)
the rights and obligations of the continuing Parties to the Agreement shall not be affected by such termination and the Agreement shall continue to bind the continuing Parties to such extent and for so long as may be necessary to give effect to the rights and obligations herein.

14	Status of Agreement

14.1
Each Party shall, to the extent that it is able to do so, exercise all its Voting Rights and other powers in relation to Newco, Oldco and the companies in the TV Nova Group to procure that the provisions of this Agreement are properly and promptly observed and given full force and effect according to the spirit and intention of the Agreement.

14.2
If any provision in the memorandum or articles of association of Newco, Oldco or any other company in the TV Nova Group conflicts with any provision of this Agreement, this Agreement shall prevail and the Parties shall procure that the relevant provision is amended to conform with this Agreement as soon as reasonably possible.

14.3
The Parties shall, when necessary, exercise their Voting Rights and any other rights and powers they have to amend, waive or suspend a conflicting provision in the memorandum or articles of association to the extent necessary to permit Newco, Oldco and the TV Nova Group to be administered as provided in this Agreement.

15	Performance by the CME Parties

15.1	Any obligation of the CME Parties hereunder may be satisfied at the election of the CME Parties by either CME ME or CME Ltd or by both acting jointly or severally, provided however that:

(a)	the CME Parties shall give notice to PPF of such election; and

(b)	if one CME Party has failed or is unable to perform such an obligation the other CME Party shall be responsible for the performance of the obligation.

15.2	Any right accruing to the CME Parties hereunder may be exercised at the election of the CME Parties by either CME ME or CME Ltd or by both acting jointly or severally, provided however that:

(a)	the CME Parties must give PPF notice of such election; and

(b)	PPF shall be entitled to rely on such exercise of rights as binding on the CME Party otherwise entitled to such exercise pursuant to this Agreement.

15.3	(a)	If the CME Parties fail to elect which of them shall satisfy an obligation hereunder, PPF shall be entitled to treat the CME Parties as jointly and severally liable for such performance.

(b)
If the CME Parties fail to elect which them shall be entitled to exercise a right hereunder, PPF shall be entitled to satisfy its obligations in respect of such right by performance to either CME Party and such performance shall be binding on the other CME Party.

16	Confidentiality

16.1
The Parties shall not divulge or communicate to any person (other than those of its employees and professional advisers whose province it is to know the same) or use or exploit for any reason whatsoever this Agreement or the matters contemplated hereby, or the information disclosed by a Party to any other Party, and shall use its reasonable endeavors to prevent its employees from so acting.

16.2	Notwithstanding the provisions of Clause 16.1 above, any Party may make an announcement or disclosure concerning this Agreement:

(a)
if required by law or any requirement of any securities exchange or regulatory or governmental body to which that Party is subject, wherever situated, whether or not the requirement has the force of law, or

(b)
to a Party's or its affiliates' directors, officers, employees, professional advisers, counsel, rating agencies, and lenders or other providers of funds (a) who are directly concerned with this Agreement or any related arrangements or transactions, (b) whose knowledge of such information is essential; and (c) who by its position or otherwise is under duty to observe confidentiality in dealing with this Agreement and such related arrangements or otherwise must comply with the provisions of this Agreement in respect of confidentiality.

16.3	The restrictions contained in this Clause 16 shall continue to apply for the period of three years following the expiration or termination of this Agreement.

17	Entire Agreement

17.1
This Agreement and the Framework Agreement constitutes the whole agreement between the Parties with respect to the subject matter hereof, and supersedes any arrangements, understanding or previous agreement between them relating to the subject matter to which it relates.

17.2
Each Party acknowledges that in entering into this Agreement, it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this Agreement or the Framework Agreement.

17.3	Nothing in this Clause 17 operates to limit or exclude any liability for fraud.

18	Assignments

No Party may assign, or grant any security interest over, any of its rights under this Agreement or any document referred to in it without the prior written consent of the other Parties (such consent not to be unreasonably conditioned, withheld or delayed), except as otherwise provided herein; provided, however, that CME ME and CME Ltd may effect such an assignment of, or grant any security interest over, their rights to a non-affiliated financial institution for purposes of securing financing; provided, however, that such an assignment of, or a grant of any security interest over, their rights shall not undermine or frustrate PPF’s rights under this Agreement, and PPF agrees to reasonably cooperate with CME ME and CME Ltd and their lenders to permit such assignment or granting of security interest in a manner consistent with this Clause.

19	Amendments

This Agreement may be amended or modified only if in writing (including a writing evidenced by a facsimile transmission) and signed by all of the Parties.

20	Variation and Waiver

The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

21	Costs

Each Party shall be liable for its costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

22	No Partnership

The Parties to this Agreement are not in partnership with each other and there is no relationship of principal and agent between any of them.

23	Third Party Rights

No person who is not a Party to this Agreement shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce a term of this Agreement.

24	Notices

24.1	Form of Notice

24.1.1	A notice under this Agreement shall only be effective if it is in writing, otherwise being deemed null and void.

24.1.2	Notices (including accompanying papers) with respect to this Agreement shall be prepared in the English language or, in respect of accompanying papers, accompanied by a certified English translation.

24.2	Addresses for Notices

24.2.1	Notices under this Agreement shall be sent to a Party at its address set forth on the first page hereof or faxed to the fax number and for the attention of the individual set out below:

(a)	if to CME ME
to:	71-91 Aldwych
London WC2B 4HN
Attn:	General Counsel
Fax:	+44 207 430 5403,

(b)	if to CME Ltd
to:	71-91 Aldwych
London WC2B 4HN
Attn:	General Counsel
Fax:	+44 207 430 5403,

(c)	if to PPF
to:	PPF Consulting a.s.
Na Pankraci 158/121
140 00 Prague 4 -- Pankrac,
Attn:	Tomas Brzobohaty
Fax:	+420 224 559 229

(d)	if to Newco, at its corporate seat specified on the first page hereof, with a copy to CME ME and PPF, or

(e)	if to Oldco at its corporate seat specified on the first page hereof, with a copy to CME ME and PPF.

24.2.2
Any such notice shall be effective on the date of the fax transmission, provided that a facsimile-generated confirmation statement is retained by the sender and delivered to the recipient upon request and that the date of delivery that does not occur on a Business Day during normal business hours shall be deemed to be the next succeeding Business Day.

24.2.3
Each Party may change its notice details on giving notice to the other Parties of the change in accordance with this Clause 24. Such change shall become effective five Business Days following the making of the notice.

25	Severance

25.1
If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

25.2
If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted or modified, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

26	Further Assurance

Each Party shall promptly execute and deliver all such documents at its own cost, and do all such things, as the other Parties may from time to time reasonably require for the purpose of giving full effect to the provisions of this Agreement.

27	Counterparts

This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each Party had signed the same document.

28	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

29	Dispute Resolution

Any disputes, claims or controversy arising out of or related to this Agreement, including any question as to its formation, validity, interpretation or termination, which cannot be resolved by negotiations between the Parties shall be settled by arbitration on an ad hoc basis in accordance with the UNCITRAL Arbitration Rules, by three arbitrators appointed by the Parties or otherwise appointed by the London Court of International Arbitration in accordance with such rules. The arbitration shall be conducted in London and all documents and proceedings shall be in the English language. Any Party shall have the right to initiate the proceedings.

30	Non-Business Days

If any other performance would otherwise be required by the terms of this Agreement to take place on a day which is not a Business Day, it shall instead take place on the next Business Day.

31	Damages Inadequate

The Parties acknowledge that damages may not be an adequate remedy for any breach of this Agreement and that action for specific performance, or other equitable remedy, may be brought.

IN WITNESS HEREOF, this Agreement has been executed and delivered as a deed on the day and year first above written.

Executed as a deed by:
CME MEDIA ENTERPRISES B.V.

acting by:

/s/ Ana Sljivic
Authorized signatory

Executed as a deed by:
CENTRAL EUROPEAN MEDIA
ENTERPRISES LTD.

acting by:

/s/ Ana Sljivic
Authorized signatory

Executed as a deed by:
PPF (CYPRUS) LTD.

acting by:

/s/ Miroslav Horsky
Authorized signatory

Executed as a deed by:
CME MEDIA INVESTMENTS S.R.O.

acting by:

/s/ Milan Cimirot /s/ Radka Doehring
Authorized signatory

Executed as a deed by:
PGT CORPORATION S.R.O.

acting by:

/s/ Milan Cimirot /s/ Radka Doehring
Authorized signatory

SCHEDULE 1

TV Nova Executive Committee

1.	Constitution of TV Nova Executive Committee

The TV Nova Executive Committee shall initially consist of 5 representatives of the shareholders of the TV Nova Group (the "Shareholder Representatives").

2.	Appointment of the Shareholder Representatives

(a)
CME ME shall have the right to appoint and remove 3 Shareholder Representatives and PPF shall have the right to appoint and remove 2 Shareholder Representative. The initial Shareholder Representatives appointed by CME ME are Adrian Sarbu, Marina Williams and Robert Burke, and the initial Shareholder Representatives appointed by PPF are Jiri Smejc and Ales Minx.

(b)	CME ME and PPF may only change their respective Shareholder Representatives by giving written notice to each other of such change and complying with the provisions of Clause 15 (Confidentiality).

(c)
The chairman of the TV Nova Executive Committee (the "Committee Chairman") shall be appointed by the TV Nova Executive Committee on the basis of a simple majority of votes of those Shareholder Representatives present at the first meeting of the TV Nova Executive Committee for a period of 1 year. At the end of that term the TV Nova Executive Committee shall re-elect the incumbent or elect a new Committee Chairman in accordance with this paragraph 2.

(d)	For as long as CME Ltd retains a Newco Ownership Interest, the Shareholder Representatives appointed by CME ME shall be deemed to also be representatives of CME Ltd.

3.	Reduced Shareholdings

(a)
Subject to 3 (b) below, if at any time after the date of this Agreement, the Newco Ownership Interest and Oldco Ownership Interest owned by PPF is reduced to less than 15% of the entire issued and outstanding Newco Ownership Interest and Oldco Ownership Interest, PPF shall not have the right to appoint any Shareholder Representatives.

(b)	PPF’s right to appoint Shareholder Representatives shall not be in any way affected by the capital increase and share issue of Newco as contemplated in the Transaction Memorandum.

4.	Shareholder Representative Proxies

(a)
A Shareholder Representative may appoint another person to represent him and to act on his behalf at any meeting of the TV Nova Executive Committee, provided that a person so appointed shall not be entitled to act at any such meeting on behalf of the Shareholder Representative who appointed him if the Shareholder Representative who appointed him is himself present at that meeting.

(b)	An appointment made under this paragraph 4:

(i)	shall not have effect unless notice thereof is given in writing to the Committee Chairman by the Shareholder Representative making the appointment;

(ii)	may only be in respect of a particular meeting or meetings specified in advance in the notice of appointment; and

(iii)	may be revoked at any time by notice in writing given to the Committee Chairman by the Shareholder Representative making the appointment.

5.	Convening a Meeting of the TV Nova Executive Committee

A meeting of the TV Nova Executive Committee shall be held at least quarterly and additional meetings may be convened by the Committee Chairman within thirty (30) days of a request by CME ME, CME Ltd or PPF.

6.	Conduct of Business

(a)	Unless otherwise agreed to by all of the Shareholder Representatives, meetings of the TV Nova Executive Committee shall take place at the date and time determined by the Committee Chairman.

(b)
Unless waived by all the Shareholder Representatives, not less than 7 Business Days' notice of all meetings of the TV Nova Executive Committee shall be given to each Shareholder Representative, together with an agenda of the business to be transacted at such meeting.

7.	Decisions

(a)
Decisions of the TV Nova Executive Committee shall be adopted on the basis of a simple majority being in favor of the relevant proposal, provided however that decisions which relate to Minority Rights shall only be adopted if PPF’s Shareholder Representatives agree.

(b)
Each of the Parties shall exercise their respective rights and powers (including their Voting Rights) to ensure that the decisions of the TV Nova Executive Committee are implemented and adhered to by the TV Nova Group and by Newco and Oldco.

SCHEDULE 2

Procedural Rules for Executive Directors of Newco/Oldco

1.
Newco/Oldco (hereinafter, the "Company") shall have three (3) Executive Directors. Two (2) Executive Directors shall be elected by the General Meeting of the Company from among the candidates proposed in writing by CME ("CME Directors") and one (1) Executive Director from among the candidates proposed in writing by PPF ("PPF Director").

2.
The Executive Directors shall make decisions on the Company’s business management. Such decisions shall be made at the meetings of the Executive Directors which shall be held at least quarterly. The term, agenda and venue of the meeting of Executive Directors shall be agreed by all of the Executive Directors or announced by any of the Executive Directors by at least five (5) Business Days’ written or oral notice, unless all of the Executive Directors agree otherwise. Except as set forth otherwise herein, the quorum for any meeting of the Executive Directors shall be not less than two (2) directors attending, at least one being a CME Director and the other a PPF Director, provided, however that:

(a)
if the PPF Director gives to the CME Directors prior notice that he/she cannot for any reason be available at the meeting, the substitute meeting of the Executive Directors shall take place on term and venue agreed by all of the Executive Directors or, if such agreement is not reached, such meeting shall be convened by a CME Director by at least three (3) Business Days’ written or oral notice and the quorum of such meeting shall be not less than one (1) Executive Director attending, at least one being a CME Director; and

(b)
if the PPF Director does not attend the meeting without giving the CME Directors prior notice that he/she cannot be available at the meeting, the substitute meeting of the Executive Directors shall take place immediately following the inquorate meeting and the quorum of such substitute meeting shall be not less than one (1) Executive Director attending, at least one being a CME Director.

Decisions of the Executive Directors shall be adopted by simple majority of the Executive Directors attending the meeting. If less than 3 Executive Directors are attending the meeting and a decision is made by two (2) Executive Directors of whom one is a CME Director and the other one the PPF Director, the CME Director shall have the right to cast a deciding vote. If only one CME Director attends a substitute meeting in accordance with paragraphs (a) or (b) above, he/she shall be solely authorized to make any decisions within the powers of the Executive Directors.

3.
In the event that one of the CME Directors dies, resigns, or is recalled, or his/her term of office (if any) terminates, and there is only one CME Director remaining in the office because a new CME Director has not yet been elected by the General Meeting, the quorum for any meeting of the Executive Directors shall be not less than two (2) Executive Directors attending, at least one being a CME Director and the other a PPF Director, provided, however that:

(a)
if the PPF Director gives to the remaining CME Director prior notice that he/she cannot for any reason be available at the meeting, a substitute meeting of the Executive Directors shall be scheduled, the term and venue to be agreed by the Executive Directors or, if such agreement is not reached, such meeting shall be convened by the CME Director with at least three (3) Business Days’ written or oral notice and the quorum of such meeting shall be not less than one (1) director attending, at least one being a CME Director who shall be solely authorized to make any decisions within the powers of the Executive Directors; and

(b)
if the PPF Director does not attend the meeting without giving to the remaining CME Director prior notice that he/she cannot be available at the meeting, the substitute meeting of the Executive Directors shall take place immediately following the inquorate meeting and the quorum of such substitute meeting shall be not less than one (1) director attending, at least one being a CME Director who shall be solely authorized to make any decisions within the powers of the Executive Directors.

4.
In the event that the PPF Director dies, resigns, or is recalled or his/her term of office (if any) terminates, and there is no PPF Director remaining in the office because a new PPF Director has not yet been elected by the General Meeting, the quorum for any meeting of the Executive Directors shall be not less than one (1) Executive Director attending, at least one being a CME Director who shall be solely authorized to make any decisions within the powers of the Executive Directors.

5.
In the event that more than one of the Executive Directors die, resign, or are recalled, or their terms of office (if any) terminate, and there is only one Executive Director remaining in the office because a new Executive Director has not yet been elected by the General Meeting the following provisions shall apply:

(a)	If such Executive Director is a CME Director, he shall be solely authorized to make any decisions within the powers of the Executive Directors and his powers and to act on behalf of the Company; and

(b)
If such Executive Director is the PPF Director, he shall be authorized to make any decisions within the powers of the Executive Directors and his powers and to act on behalf of the Company only at the instruction of the General Meeting, always subject, however, to the fiduciary duty and managerial care of such director and in compliance with the Commercial Code and any other relevant applicable law.

6.
Meetings of the Executive Directors may be conducted by telephonic communication so that the Executive Directors attending such meetings shall all be able to hear and speak to each other even through not all shall be physically present in the same location. Any resolutions adopted during such meetings shall be confirmed in writing and signed by each of the Executive Directors who participated in such meeting.

7.
Proceedings of the Executive Directors’ meeting and the decisions made on the occasion shall be recorded. The minutes shall always be signed by at least one of the CME Directors and the minutes clerk. Any of the Executive Directors may demand that a differing view he/she may possibly have shall be recorded in the minutes.